EXHIBIT 99.1

GlyEco Reports Fiscal Third Quarter Financial Results

Record Quarter Net Revenues Increased 67.1%; and

Adjusted EBITDA Improved By 57.9% for the Three-Month Period

PHOENIX, AZ / ACCESSWIRE / November 17, 2015 / A leader in sustainable glycol technologies, GlyEco, Inc. ("GlyEco" or the "Company") ("GLYE"), announced the following financial results (in accordance with accounting principles generally accepted in the U.S. ("GAAP")) for its fiscal quarter ended September 30, 2015, as reported through the filing of its Quarterly Report on Form 10-Q on November 16, 2015, with the Securities and Exchange Commission:

Third Quarter Highlights

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Historical high quarterly net sales of $2,141,924, an increase of $860,133 or 67.1% over the same period ended September 30, 2014, and an increase of $100,023 or 4.9% over the previous quarterly net sales record (Q2 2015).

•

Operating expenses reduced to $596,414, a decrease of $955,739 or 61.6% over the same period ended September 30, 2014. This is the lowest quarterly operating expense in the last two years, a decrease of $198,832 or 25.0% less than Q2 2015.

•

Net loss reduced to $735,694, a decrease of $1,061,604 or 59.1% over the same period ended September 30, 2014. This is the lowest quarterly net loss in the last two years, a decrease of $340,092 or 31.6% less than Q2 2015.

•

Adjusted EBITDA loss of ($322,888), an improvement of 57.9% over the same period ended September 30, 2014. This is the highest quarterly EBITDA in the last two years, an improvement of 19.3% over the previous two-year high in Q1 2015;

•	Addition of 150 national retail automotive customer locations.

•	Expanded direct delivery service in the Southeast and North Carolina markets to expand automotive footprint.

•	Partnered with large Northeast glycol provider, accessing automotive customers in Vermont, Rhode Island, and Massachusetts.

•	Awarded issuance of key patent on glycol processing.

•	Initiated leadership changes to drive ongoing turnaround, supporting our increasing revenues and decreasing operating expenses.

•	Live launched the GlyEco University's Antifreeze 101 Tutorial to one of our strategic partners.

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Third Quarter Financial Review

The Company's net sales was $2.14 million for the quarter ended September 30, 2015, compared to $1.28 million for the quarter ended September 30, 2014, an increase of $0.86 million or 67.1%. Operating loss for the quarter improved by $1.05 million to negative $0.69 million, an improvement of 60.1% when compared to the negative $1.74 million of operating loss for the quarter ended September 30, 2014. Net loss available to common shareholders for the quarter ended September 30, 2015, improved by $1.06 million to negative $0.74 million, an improvement of 59.1% when compared to the negative $1.80 million for the quarter end September 30, 2014. Basic and diluted loss per share for the quarter ended September 30, 2015, was $(0.01) compared to basic and diluted loss per share of $(0.03) for the same period ended September 30, 2014.

The increase in total corporate net sales is due to increased sales at both our New Jersey and other manufacturing and distribution facilities. Our New Jersey net revenue increase was triggered by adding streams of feedstock from both automotive and industrial sources. However, our New Jersey facility's gross margin decreased due to downward pricing pressure on commodity monoethylene glycol prices. Our other six facilities increased net revenues due to increased volumes and gross margins gained through the acquisition of new retail customers.

Year-to-Date Highlights

•	Total Net Sales of $5,526,276, an increase of $984,454 or 21.7% over the same period ended September 30, 2014.

•	Operating Expenses reduced to $2,219,699, a decrease of $1,512,034 or 40.5% over the same period ended September 30, 2014.

•	Net Loss reduced to $2,790,246, a decrease of $1,310,822, or 32.0% over the same period ended September 30, 2014.

•	Addition of 950 national retail automotive and facility management customer locations and two new distributors.

•	Adjusted EBITDA loss of ($1,259,131), an improvement of 36.0% over the same period ended September 30, 2014.

Year-to-Date Financial Review

The Company's net sales was $5.53 million for the nine months ended September 30, 2015 compared to $4.54 million for the same period ended September 30, 2014, an increase of $0.98 million or 21.7%. Operating loss for the nine months ended September 30, 2015 improved by $1.29 million to negative $2.66 million, an improvement of 32.5% when compared to the negative $3.95 million of operating loss for the same period ended September 30, 2014. Net loss available to common shareholders for the nine months ended September 30, 2015 improved by $3.55 million to negative $2.79 million, an improvement of 56.0% when compared to the negative $6.34 million of net loss available to common shareholders for the same period ended September 30, 2014. Basic and diluted loss per share for the nine months ended September 30, 2015 was $(0.04) compared to basic and diluted loss per share of $(0.12) for the same period ended September 30, 2014.

Third Quarter and Year-to-Date Business Update

"We expect that the current low commodity pricing of monoethylene glycol will affect our gross and net profits in the short term," said David Ide, GlyEco's Interim Chief Executive Officer and President. "However, our efforts to strengthen our vertical integration model through increasing downstream demand at the retail level, building out our distribution infrastructure, and controlling customer access should help diminish the commodity effect on our finished product pricing—which should have an upward effect on sales price, gross profits, and net profits," Ide added.

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Mr. Ide continued, "Over the next year, our Company expects to continue the increase in production, and consequently revenues, while leveraging our emerging lower cost waste streams, delivering finished non-concentrated and specialty products, and continuing to improve the quality of our products and services."

"Our Company is making progress and this is not a short journey for the members of our organization or our shareholders," continued Mr. Ide. "We are laying a foundation which we believe will have its success through modest and planned growth, technology to create efficiencies, quality of product and people, and wins through longer term focus." Mr. Ide added. "Our third quarter, as with our second quarter, achieved a number of wins with our revenues increasing, our operating expenses and cost to operate our facilities reduced, and advancing big ideas within a fragmented industry. We believe the past two quarters are not related to chance but to determination and testing of our operating team, less corporate changes, with the pressure of adding approximately 950 direct deliver customers and creating efficiencies in our seven processing facilities. Over the recent six-month period ended September 30, 2015, our Company also expanded its services into North Carolina and Georgia, and through a partnership into Vermont, Rhode Island and Massachusetts. During the second quarter ended June 30, 2015, two of our facilities generated greater than 20% EBITDA margins and as the third quarter ended September 30, 2015, five of our seven locations generated positive free cash flows to the Company."

About GlyEco, Inc.

GlyEco collects and recycles waste glycol streams into reusable glycol products that are sold to third party customers in the automotive and industrial end-markets in the United States. Our proprietary and patented technology allows us to recycle all five major types of waste glycol into high-quality products usable in any glycol application. We are dedicated to being the standard in the glycol industry by providing the highest-quality products, services, and technology possible to our customers.

For further information, please visit: http://www.glyeco.com

To partner or to start a project with us, please visit: Start a Project with GlyEco!

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the words "believe," "anticipate," "expect," "intend," "estimate," and similar expressions. All statements in this document regarding the future outlook related to GlyEco, Inc. are forward-looking statements. Such statements are based on the current expectations, beliefs, estimates and projections of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including the risk that the future data will not be as favorable as the initial results. Additional uncertainties and risks are described in our most recent Annual Report on Form 10-K. For a more detailed discussion of factors that affect GlyEco's operations, please refer our filings with the Securities and Exchange Commission ("SEC"). Copies of these filings are available through the SEC website at http://www.sec.gov. All forward-looking statements are based upon information available to us on the date hereof, and GlyEco undertakes no obligation to update this forward-looking information.

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Contact:

GlyEco, Inc.

Dwight Mamanteo

Non-Executive Chairman

dwight@glyeco.com

866-960-1539 ext. 703

SOURCE: GlyEco, Inc.

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GLYECO, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

September 30, 2015 and December 31, 2014

	September 30,	December 31,
	2015	2014
	(unaudited)
ASSETS
Current assets
Cash	$1,059,220	$494,847
Accounts receivable, net	1,305,223	786,056
Prepaid expenses	162,439	137,056
Inventories	787,381	567,677
Total current assets	3,314,263	1,985,636

Property, plant and equipment, net	7,584,002	7,889,207

Other assets
Deposits	86,688	80,708
Goodwill	835,295	835,295
Other intangible assets, net	3,302,490	3,461,361
Total other assets	4,224,473	4,377,364

Total assets	$15,122,738	$14,252,207

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$1,260,804	$1,649,361
Due to related parties	9,931	62,500
Notes payable	119,737	121,905
Capital lease obligations	345,294	326,656
Total current liabilities	1,735,766	2,160,422

Non-current liabilities
Notes payable - non-current portion	-	2,971
Capital lease obligations - non-current portion	636,551	896,422
Total non-current liabilities	636,551	899,393

Total liabilities	2,372,317	3,059,815

Stockholders' equity
Preferred stock; 40,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding as of September 30, 2015 and December 31, 2014	-	-
Common stock, 300,000,000 shares authorized; $0.0001 par value; 71,715,638 and 58,033,560 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	7,172	5,804
Additional paid-in capital	37,631,738	33,284,831
Accumulated deficit	(24,888,489)	(22,098,243)
Total stockholders' equity	12,750,421	11,192,392

Total liabilities and stockholders' equity	$15,122,738	$14,252,207

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GLYECO, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

For the three and nine months ended September 30, 2015 and 2014

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Sales, net	$2,141,924	$1,281,791	$5,526,276	$4,541,822
Cost of goods sold	2,239,512	1,469,709	5,971,400	4,760,389
Gross loss	(97,588)	(187,918)	(445,124)	(218,567)

Operating expenses
Consulting fees	65,592	211,596	285,364	497,506
Share-based compensation	168,128	787,373	798,227	1,498,905
Salaries and wages	142,216	242,585	411,663	757,739
Legal and professional	50,035	77,502	235,972	313,803
General and administrative	170,443	233,097	488,473	663,780
Total operating expenses	596,414	1,552,153	2,219,699	3,731,733

Loss from operations	(694,002)	(1,740,071)	(2,664,823)	(3,950,300)

Other (income) and expenses
Interest income	(39)	(383)	(215)	(1,027)
Interest expense	39,645	46,348	123,552	136,791
Total other expenses, net	39,606	45,965	123,337	135,764

Loss before provision for income taxes	(733,608)	(1,786,036)	(2,788,160)	(4,086,064)

Provision for income taxes	(2,086)	(11,262)	(2,086)	(15,004)

Net loss	(735,694)	$(1,797,298)	(2,790,246)	(4,101,068)

Premium on Series AA Preferred conversion to common shares	-	-	-	(2,243,410)

Net loss available to common shareholders	$(735,694)	$(1,797,298)	$(2,790,246)	$(6,344,478)

Basic and diluted loss per share	$(0.01)	$(0.03)	$(0.04)	$(0.12)

Weighted average number of common shares outstanding (basic and diluted)	71,021,497	58,030,627	68,213,880	53,175,353

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GLYECO, INC. AND SUBSIDIARIES

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Non-GAAP)

For the three months and nine months ended September 30, 2015 and 2014

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net loss	$(735,694)	$(1,797,298)	$(2,790,246)	$(4,101,068)

Other expense, net	39,606	45,965	123,337	135,764
Income tax expense	2,086	11,262	2,086	15,004
Depreciation and amortization	202,986	185,488	607,465	484,020
Stock-based compensation	168,128	787,373	798,227	1,498,905
Adjusted EBITDA	$(322,888)	$(767,210)	$(1,259,131)	$(1,967,375)

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